Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2007, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc., Take-Two Interactive Software, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
May 14, 2007